Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 18, 2013, relating to the financial statements of Hennessy Capital Acquisition Corp. (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
December 18, 2013